Exhibit 99.1

NEWS RELEASE

Contact:	Alan Hill
VP, Corp. Communications
703-234-6854
alan.hill@si-intl.com

SI International Announces Underwritten Offering of 1.2 Million Shares of Common Stock

RESTON, VIRGINIA – April 4, 2006 –SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced that it is offering 1,200,000 shares of the Company’s common stock in an underwritten public offering at a price of $34.00 per share.  The estimated net proceeds to the Company will be approximately $40 million.  Wachovia Securities is acting as the sole underwriter for this offering.  The offering is expected to close on April 7, 2006.  The common stock was offered under the Company’s existing shelf registration statement filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus when available, may be obtained from Wachovia Securities, 375 Park Avenue, New York, New York 10152, telephone: 212-214-6403.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any other sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 49th largest Federal Prime IT Contractor by Washington Technology and has over 4,300 employees.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, earnings guidance, estimated future stock option expenses and exercises, future share repurchases and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: the closing of the offering, and the important factors discussed in the Risk Factors section of the most recent annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such and other risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances.

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